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                                                                                    Exhibit 99.2

                                                SCHEDULE F

                                    Hyperion Telecommunications, Inc.

                             Form of Financial Information and Operating Data
                            of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:                                                  12/31/98

                                                Unaudited

                                                                                       Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                                                                    $     11,388.0
Total Capital Expenditures                                                       $     13,616.1
Total EBITDA                                                                     $      1,312.9

 Gross Property, Plant & Equipment                                               $    183,786.0

STATISTICAL DATA(b):
As of December 31, 1998:
Networks in Operation:
Route Miles                                                                               3,149
Fiber Miles                                                                             143,433
Buildings connected                                                                         838
LEC-COs collocated                                                                           54
Voice Grade Equivalent Circuits
Access Lines Sold                                                                        60,873
Access Lines Installed                                                                   48,363
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(a)  Financial Data represents 100% of the operations of all entities except
     Hyperion of Florida, which is reflected at Hyperion's ownership in the
     Jacksonville network, which is 20%.
(b) Statistical Data represents 100% of operating data for all entities

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